PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST STRATEGIC HIGH INCOME FUND II

WHEATON, IL -- (BUSINESS WIRE) -- July 15, 2013 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Strategic High Income Fund II (NYSE:
FHY) intends to host a conference call with Brookfield Investment Management, Inc. ("Brookfield"), the Fund's investment sub-advisor, on MONDAY, JULY 29, 2013, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear Brookfield's portfolio management team provide updates for the Fund and the Market.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 13729063. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; International (404) 537-3406; and Passcode # 13729063. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, August 29, 2013.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of over $70 billion as of May 31, 2013, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Brookfield Investment Management Inc. ("Brookfield") serves as the Fund's Sub-Advisor. Brookfield is a wholly-owned subsidiary of Brookfield Asset Management, a global alternative asset manager with over $184 billion in assets under management as of March 31, 2013. Brookfield Asset Management has over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. The company offers a range of public and private investment products and services, which leverage its expertise and experience and provide it with a competitive advantage in the markets where it operates. On behalf of its clients, Brookfield Asset Management is also an active investor in the public securities markets, where its experience extends over 30 years. Over this time, the company has successfully developed several investment operations and built expertise in the management of institutional portfolios, retail mutual funds, and structured product investments. Brookfield's public market activities are conducted by Brookfield Investment Management, a registered investment advisor. These activities complement Brookfield Asset Management's core competencies and include global listed real estate and infrastructure equities, corporate high yield investments, opportunistic credit strategies and a dedicated insurance asset management division. Headquartered in New York, NY, Brookfield Investment Management maintains offices and investment teams in Toronto, Chicago, Boston and London and has over $10 billion of assets under management as of March 31, 2013.

If you have questions about the Funds that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FHY by Thursday, July 25, 2013, 6:00 P.M Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Investment in this Fund involves investment and market risk, management risk, value investing risk, below-investment grade securities risk, fixed-income securities risk, mortgage-backed securities risk, asset-backed securities risk, convertible securities risk, municipal securities risk, non-U.S. securities risk, non-U.S. government securities risk, equity securities risk, currency risk, distressed securities risk, preferred stock risk, inflation/deflation risk, market discount risk, leverage risk, derivatives risk, market disruption risk, portfolio turnover risk, and illiquid/restricted securities risk.

Below-investment grade securities are commonly referred to as "high-yield" or "junk" bonds and are considered speculative with respect to the issuer's capacity to pay interest and repay principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for high-yield securities tend to be very volatile, and these securities are less liquid than investment grade debt securities. For these reasons, your investment in the Fund is subject to the following specific risks:
(a) increased price sensitivity to changing interest rates and to a deteriorating economic environment; (b) greater risk of loss due to default or declining credit quality; (c) adverse company specific events are more likely to render the issuer unable to make interest and/or principal payments; and (d) a negative perception of the high-yield market may depress the price and liquidity of high-yield securities.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN -- (630) 915-6784


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Source:  First Trust Advisors L.P.